Exhibit 19.1
CARLISLE COMPANIES INCORPORATED STATEMENT OF POLICY CONCERNING SECURITIES TRADING
As an employee, officer or director of Carlisle Companies Incorporated or its subsidiaries (collectively, “Carlisle” or the “Company”), you may from time to time have knowledge of material information regarding Carlisle, or a company with which Carlisle conducts business, that has not been publicly disclosed. Federal securities law prohibits you from taking advantage of such information by buying or selling stock - so called “insider trading” - until the information has been effectively disclosed and disseminated to the public and the public has had a fair opportunity to receive and assess the information.

In order to protect Carlisle, its employees, officers and directors from the severe consequences of misuse of material non-public information and to assure the continued confidence of our investors and others, Carlisle has adopted this Statement of Policy. This policy applies to all employees, officers and directors as well as related persons (i.e., members of their immediate families and households).

GENERAL POLICY

If a director, officer or any employee has material non-public information relating to Carlisle, it is our policy, consistent with Federal securities laws, to prohibit that person and any related person from buying or selling securities of Carlisle or engaging in any other action to take advantage of, or pass on to others, that information. This policy also applies to information relating to any other company, including our customers or suppliers, obtained in the course of employment with Carlisle.

Material information is any information that would be important to a reasonable investor in determining whether to buy, hold or sell stock. In other words, any information that could reasonably affect the price of securities. Common examples of material information include: projections of future earnings or losses; new products or discoveries; changes in dividend policies or the declaration of a stock split or the offering of additional shares; news of a pending or proposed merger, acquisition or disposition; significant litigation or governmental investigation; and gain or loss of a substantial customer or supplier. Either positive or negative information may be material.

After Carlisle has made a public announcement of material information, employees, officers and directors should continue to consider the information “non-public” until our shareholders and the investing public have had time to receive and assess the information. As a general rule, you should not engage in any transactions in Carlisle stock until the next business day after the information has been released.

Exhibit 19.1
    In connection with the Company’s purchases of any of the Company’s stock, the Company shall comply with the requirements of Rule 10b-18 and Rule 10b5-1 of the Securities Exchange Act of 1934, as amended.

Exhibit 19.1
ADDITIONAL RESTRICTIONS FOR WINDOW GROUP

Because of their access to confidential information on a regular basis, and to avoid even the appearance of an improper transaction, it is our policy to subject all transactions in Carlisle stock by its directors, officers and designated key personnel (collectively, the “Window Group”) to the following additional trading restrictions:

-Trading in Carlisle securities is not permitted during the last fifteen (15) days of any quarterly period and ending one (1) business day after the release of earnings (each a “Restricted Period”). All days not included within a Restricted Period are collectively referred to in this Statement of Policy as the Window Period.

-In addition, all trades during the Window Period are subject to prior review and clearance by Carlisle’s General Counsel or Chief Financial Officer.

-The restrictions contained in this Statement of Policy do not apply to the exercise of stock options granted by Carlisle, but do apply to the sale of the common stock received upon exercise of the stock options.

Members of the Window Group may be required to certify their understanding of their intent to comply with this Statement of Policy.

Any questions with respect to this Statement of Policy should be directed to the General Counsel or the Chief Financial Officer.

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